                           MIDCOM COMMUNICATIONS INC.

                        COMPUTATION OF NET LOSS PER SHARE

                                   (Unaudited)


                                                                         Three months ended          Six months ended
                                                                              June 30,                  June 30,
(In thousands, except per share data)                                     1996        1995            1996        1995
- -------------------------------------------------------------------------------------------------------------------------
Net loss                                                              $(44,661)    $ (2,687)    $   (59,161)    $ (4,023)
                                                                      =====================     ========================
Weighted average common shares outstanding                              15,445        8,454          15,321        8,431

Net effect of stock options and warrants granted during the
    twelve months prior to the filing of the registration
    statement with respect to the Company's initial public
    offering at less than the $11.00 offering price calculated using the treasury stock method and treated as outstanding for all periods prior to the closing of the Company's
    initial public offering.                                                --          975              --          975

Weighted average common shares giving effect to the
    redemption of Series A Redeemable Preferred Stock,
    calculated assuming net proceeds at the $11.00 offering
    price.                                                                  --          840              --          840
                                                                      ---------------------     ------------------------
Weighted average shares outstanding                                     15,445       10,269          15,321       10,246
                                                                      =====================     ========================
Net loss per share                                                    $  (2.89)    $  (0.26)    $     (3.86)    $  (0.39)
                                                                      =====================     ========================
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